EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2013 FOURTH QUARTER AND YEAR-END RESULTS
*  Financial Results Mark Fourth Consecutive Year and 17th Consecutive Quarter of Profitability

MOUNT LAUREL, NJ, March 5, 2014 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the fourth quarter and year ended December 31, 2013.

2013 Fourth Quarter

  Fourth quarter bookings were $9.3 million, compared with third quarter 2013 bookings of $10.4 million, and fourth quarter 2012 bookings of $9.3 million; 22% of fourth quarter 2013 bookings were derived from non-semiconductor test.
  Fourth quarter net revenues were $9.3 million, compared with third quarter 2013 net revenues of $9.9 million, and fourth quarter 2012 net revenues of $8.3 million; 21% of fourth quarter 2013 net revenues were derived from non-semiconductor test.
  Fourth quarter gross margin was $4.7 million, or 50%, compared with third quarter 2013 gross margin of $4.8 million, or 48%, and fourth quarter 2012 gross margin of $3.5 million, or 42%.
  Fourth quarter net earnings were $692,000, or $0.07 per diluted share, compared with third quarter 2013 net earnings of $1.1 million, or $0.10 per diluted share, and fourth quarter 2012 net earnings of $201,000, or $0.02 per diluted share.
  Cash and cash equivalents of $19.0 million at December 31, 2013 increased by $2.3 million as compared with September 30, 2013.

2013 Year-End

  2013 net revenues were $39.4 million, as compared with 2012 net revenues of $43.4 million.
  2013 gross margin was $19.0 million, or 48%, compared with 2012 gross margin of $19.1 million, or 44%.
  2013 net earnings were $3.1 million, or $0.30 per diluted share, compared with 2012 net earnings of $2.2 million, or $0.21 per diluted share. Net earnings in 2012 reflect the effect of approximately $650,000 in non-recurring costs related to the acquisition of Thermonics on January 16, 2012; these costs include restructuring costs of $313,000 (related to facility closure costs) and acquisition related expenses of $337,000.

Commenting on the Company's financial results, Robert E. Matthiessen, president and chief executive officer, noted, "2013 marks inTEST's fourth consecutive year of profitability. Despite challenging industry-wide conditions experienced in the second half of the year, we delivered solid operating results. As forecasted, our orders in the second half of 2013 were stronger than those in the first half by 5%. On a year-over-year basis, 2013 gross margin of $19 million was relatively unchanged on an absolute dollar basis, but expanded as a percent of revenue to 48% from 44% a year ago; and net earnings for the year of $0.30 per diluted share increased by $0.09 over net earnings in 2012.

"For the fourth quarter, net earnings of $0.07 per diluted share exceeded our guidance and marked the Company's 17th consecutive quarter of profitability. Fourth quarter 2013 gross margin of 50% increased from 48% in the previous quarter, and 42% compared with fourth quarter 2012. In addition, we reported a positive book-to-bill ratio for the quarter, have a solid balance sheet, and we continued our trend of generating cash and carrying no debt."

First Quarter 2014 Financial Outlook:
We expect that net revenues for the first quarter ended March 31, 2014 will be in the range of $8.5 million to $9.5 million and that net earnings will range from $0.02 per diluted share to $0.06 per diluted share. Our outlook is based on our current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Mr. Matthiessen concluded, "Looking forward, we continue to be encouraged by quote activity which gives us a positive outlook for 2014. We see revenue growth resuming in the second quarter of 2014, and overall we expect that 2014 will be stronger than 2013. Our long-term objective is to grow and transform inTEST Corporation into a broad-based thermal solutions test company while continuing to supply our valued customers in the semiconductor test arena. Today, inTEST has evolved into a thermal test solutions provider, offering a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor markets which include: automotive, consumer electronics, defense/aerospace, industrial, energy, and telecommunications. We believe the conditions for our long-term success remain firmly in place."

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EST to discuss inTEST's 2013 fourth quarter and year-end financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EST on March 5, 2014 is (480) 629-9664. The Passcode for the conference call is 4668616. Please reference the inTEST 2013 Q4 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2013 Q4 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Years Ended
	12/31/2013	12/31/2012	9/30/2013	12/31/2013	12/31/2012
Net revenues	$ 9,335	$ 8,270	$ 9,900	$39,426	$43,376
Gross margin	4,689	3,507	4,756	19,015	19,059
Operating expenses:
Selling expense	1,423	1,142	1,255	5,395	5,425
Engineering and product development expense	817	985	945	3,683	3,895
General and administrative expense	1,427	1,329	1,469	5,975	6,430
Restructuring and other charges	-	(46)	-	-	313
Other income	15	21	27	46	57
Earnings before income tax expense	1,037	118	1,114	4,008	3,053
Income tax expense (benefit)	345	(83)	24	931	897
Net earnings	692	201	1,090	3,077	2,156

Net earnings per share - basic	$0.07	$0.02	$0.11	$0.30	$0.21
Weighted average shares outstanding - basic	10,378	10,311	10,377	10,364	10,273

Net earnings per share - diluted	$0.07	$0.02	$0.10	$0.30	$0.21
Weighted average shares outstanding - diluted	10,435	10,344	10,404	10,419	10,347

Condensed Consolidated Balance Sheets Data:

	As of:
	12/31/2013	9/30/2013	12/31/2012
Cash and cash equivalents	$19,018	$16,751	$15,576
Trade accounts receivable, net	5,748	7,398	5,501
Inventories	3,243	3,484	3,135
Total current assets	29,081	29,152	25,579
Net property and equipment	1,254	1,196	1,250
Total assets	35,481	35,498	32,399
Accounts payable	1,064	1,507	1,041
Accrued expenses	3,185	3,282	3,455
Total current liabilities	4,332	5,121	4,579
Noncurrent liabilities	-	-	-
Total stockholders' equity	31,149	30,377	27,820

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